Exhibit 99.1

News Release

SINCLAIR COMPLETES ACQUISITION OF REGIONAL SPORTS
NETWORKS FROM DISNEY

Byron Allen is an Equity and Content Partner in the RSN Holding Company

BALTIMORE, MD and BURBANK, CA (August 23, 2019) -- Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) (“Sinclair” or the “Company”) and The Walt Disney Company (NYSE: DIS) (“Disney”) today announced the completion of the previously announced acquisition by Sinclair of the equity interests in 21 Regional Sports Networks (the “RSNs”) and Fox College Sports, which were acquired by Disney in its acquisition of Twenty-First Century Fox, Inc. (“21st Century Fox”). The transaction ascribed a total enterprise value to the RSNs equal to $10.6 billion, which, after adjusting for minority interests, reflects an aggregate purchase price of $9.6 billion. The aggregate purchase price is subject to certain adjustments.

The RSN portfolio, which excludes the YES Network, is the largest collection of RSNs in the    marketplace today, with an extensive footprint that includes exclusive local rights to 42 professional teams consisting of 14 Major League Baseball (MLB) teams, 16 National Basketball Association (NBA) teams, and 12 National Hockey League (NHL) teams.

Chris Ripley, President & CEO of Sinclair, commented, “We are very excited about the transformational aspects the RSN acquisition will have on Sinclair and are eager to bring those opportunities to life. We welcome Jeff Krolik, President of the RSNs, and the rest of the RSN management team and staff to the Sinclair family. We have an exciting future ahead of us.”

The acquisition received the approval of the U.S. Department of Justice. Last year, Disney and 21st Century Fox entered into a consent decree with the Department of Justice that allowed Disney’s acquisition of 21st Century Fox to proceed while requiring the subsequent sale of the RSNs.

The RSNs were acquired via a newly formed, indirect subsidiary of Sinclair, Diamond Sports Group, LLC (“Diamond”). Byron Allen has agreed to become an equity and content partner in a newly formed indirect subsidiary of Sinclair and an indirect parent of Diamond (“RSN Holding Company”). Mr. Allen, who bought The Weather Channel in 2018, is the Founder, Chairman, and Chief Executive Officer of Entertainment Studios, a global media, content and technology company.

The aggregate purchase price, transaction costs, and an additional cash amount contributed to Diamond was funded through a $1.4 billion cash contribution from Sinclair, $1.0 billion of preferred equity issued by a parent company of Diamond (also an indirect subsidiary of Sinclair), a $3.3 billion secured term B loan facility entered into by Diamond, and $3.1 billion of secured notes and $1.8 billion of senior notes issued by Diamond and Diamond Sports Finance Company.

The RSN brands acquired by Sinclair are: Fox Sports Arizona, Fox Sports Detroit, Fox Sports Florida, Fox Sports Sun, Fox Sports North, Fox Sports Wisconsin, Fox Sports Ohio, SportsTime Ohio, Fox Sports South, Fox Sports Carolina, Fox Sports Tennessee, Fox Sports Southeast, Fox Sports Southwest, Fox Sports Oklahoma, Fox Sports New Orleans, Fox Sports Midwest, Fox Sports Kansas City, Fox Sports Indiana, Fox Sports San Diego, Fox Sports West, and Prime Ticket. Also included in the acquisition is Fox College Sports.

About Sinclair Broadcast Group, Inc.

Sinclair is a diversified media company and leading provider of local sports and news. The Company owns and/or operates 22 regional sports network brands; owns, operates and/or provides services to 191 television stations in 89 markets; is a leading local news provider in the country; owns multiple national networks; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

About The Walt Disney Company

The Walt Disney Company, together with its subsidiaries, is a diversified worldwide entertainment company with operations in four business segments: Media Networks; Studio Entertainment; Parks, Experiences and Products; and Direct-to-Consumer and International. Disney is a Dow 30 company and had annual revenues of $59.4 billion in its Fiscal Year 2018.

About Entertainment Studios/Allen Media

Chairman and CEO Byron Allen founded Entertainment Studios, one of the largest independent media companies, in 1993. The Entertainment Studios portfolio includes nine television networks serving nearly 150 million subscribers: THE WEATHER CHANNEL, THE WEATHER CHANNEL EN ESPAÑOL, PETS.TV, COMEDY.TV, RECIPE.TV, CARS.TV, ES.TV, MYDESTINATION.TV, and JUSTICE CENTRAL.TV, as well as the LOCAL NOW streaming service. The company also owns Entertainment Studios Motion Pictures -- one of the world’s leading independent movie finance and theatrical distribution companies.

Forward-Looking Statements:

Certain statements and information in this communication may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that management intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “will,” “future,” “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Any forward-looking statements in this communication are made as of the date hereof, and Disney and Sinclair undertake no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including: general economic, market, or business conditions; pricing fluctuations in local and national advertising; future regulatory actions and conditions in the television stations’ operating areas; competition from others in the broadcast television markets; volatility in programming costs; the ability to successfully integrate the RSN operations and employees; the ability to realize anticipated benefits of the RSN acquisition; the potential impact of the consummation of the transaction on relationships, including with employees, customers and competitors; and other circumstances beyond management’s control. Refer to the section entitled “Risk Factors” in Disney’s and Sinclair’s annual and quarterly reports filed with the SEC for a discussion of important factors that could cause actual results, developments and business decisions to differ materially from their respective forward-looking statements, if any.

Sinclair Investor Contact:
Lucy Rutishauser, SVP & CFO
(410) 568-1500

Sinclair Media Contact:
Robert Ford
rford@5wpr.com

Disney Investor Contact:
Lowell Singer
lowell.singer@disney.com
(818) 560-6601

Disney Media Contacts:
Zenia Mucha
zenia.mucha@disney.com
(818) 560-5300

David Jefferson
david.j.jefferson@disney.com
(818) 560-4832